Exhibit 3.2

CERTIFICATE OF INCORPORATION
OF
HOMELAND SECURITY CAPITAL CORPORATION

FIRST. The name of the corporation (the “Corporation”) is Homeland Security Capital Corporation.

SECOND. The address, including street, number, city and county of the Corporation’s registered office in the State of Delaware is 615 South DuPont Highway, in the City of Dover, County of Kent, Delaware 19901, and the name of the Corporation’s registered agent at such address is CorpDirect Agents, Inc.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware Code”).

FOURTH. The total number of shares of capital stock that the Corporation has authority to issue is (i) two billion (2,000,000,000) shares of common stock with a par value of $0.001 per share (“Common Stock”); and (ii) ten million (10,000,000) shares of Preferred Stock with a par value of $0.01 per share (the “Designation Preferred Stock”). Effective as of July 23, 2007 (the “Effective Time”), each one hundred (100) shares of Common Stock issued and outstanding at such time (“Existing Common Stock”) shall be and hereby are automatically reclassified and changed into one share of Common Stock (“New Common Stock”), provided that no fractional shares of New Common Stock shall be issued, and in lieu of a fractional share of New Common Stock to which any holder is entitled, such holder shall receive a cash payment in an amount to be determined by multiplying the fractional share by the fair market value of a share of New Common Stock at the Effective Time (the “Reverse Split”). From and after the Effective Time, the term “New Common Stock” as used in this Article IV shall mean Common Stock as provided in this Certificate of Incorporation. The par value of the New Common Stock shall be $0.001 per share. The Designation Preferred Stock may be issued in one or more series, from time to time, with each such series to have such designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions. The authority of the Board of Directors with respect to each such series shall include, but shall not be limited to, the determination of fixing of the following:

(a) The distinctive designation and number of shares constituting such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

(b) The dividend rate, if any, of such series or the method of determination thereof, the conditions and times upon which such dividends shall or may be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or series thereof, or any other series thereof, or any other series of the same class, and whether dividends shall be cumulative or noncumulative;

(c) The conditions upon which the shares of such series shall be subject to redemption by the Corporation or the holder thereof and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

(d) Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(e) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other stock of the Corporation or any other securities and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(f) Whether or not the shares of the series shall have voting rights in addition to the voting rights provided by law, including whether or not the shares shall have cumulative voting rights, and, if so, subject to the limitations hereinafter set forth, the terms of such voting rights;

(g) The rights of the shares of the series in the event of voluntary or involuntary liquidation or dissolution, or upon the distribution of assets, of the Corporation; and

(h) Any other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

FIFTH. The name and mailing address of the incorporator is Kenneth R. Koch, Esq., Squadron, Ellenoff, Plesent and Sheinfeld, LLP, 551 Fifth Avenue, New York, NY 10176.

SIXTH. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

SEVENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH. The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation except as and to the extent provided in the by-laws.

NINTH. A.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation as a director, officer, employee, or agent of any other corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability, and loss (including attorneys’ fees, judgments, fines, excise, or other taxes assessed with respect to an employee benefit plan, penalties, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators; provided, however, that, except as provided in Paragraph C of this Article Ninth with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.  The right to indemnification conferred in Paragraph A of this Article Ninth shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware Code so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article Ninth or otherwise.

C.  The rights to indemnification and to the advancement of expenses conferred in Paragraphs A and B of this Article Ninth shall be contract rights.

If a claim under Paragraph A or B of this Article Ninth is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware Code, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware Code. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware Code, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article Ninth or otherwise, shall be on the Corporation.

D.  The rights to indemnification and to the advancement of expenses conferred in this Article Ninth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

E.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware Code.

F.  The Corporation’s obligation, if any, to indemnify any person who was or is serving as a director, officer, employee, or agent of any direct or indirect subsidiary of the Corporation or, at the request of the Corporation, of any other corporation or of a partnership, joint venture, trust, or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, or other enterprise.

G.  Any repeal or modification of the foregoing provisions of this Article Ninth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

TENTH. No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate or limit the liability of the director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term “damages” shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise, or other tax, including, without limitation, any of the foregoing incurred or assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article TENTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article TENTH, and neither the amendment or repeal of this Article TENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article TENTH, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article TENTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.